MEMORANDUM  OF  UNDERSTANDING
BETWEEN
TEENPRO  2000  INC./MR  MING  FUNG  LAM
AND
TAGALDER  INCORPORATED


This is to confirm that Teenpro 2000 Inc./Mr. Ming Fung Lam("Lam") agrees to sell and Tagalder Incorporated ("Tagalder") agrees to purchase the web sites under the following terms and conditions.


1.     Teenpro  2000  Inc./Mr.  Ming  Fung  Lam  own  the  following  web sites:

China  Index:  Culture,  Business  and  Traveling
URL:  http://www.index-china.com/
      ---------------------------
Description: Provides information and links for daily news, arts, economic, business, culture, recipe, history, medicine, politics, religions, travel, agriculture, import and export. Picture and maps

China  business  index:  product,  project
URL:  http://www.china-rmb.com/
      -------------------------
Description: Provides information and links to daily business news and overview, import, export, project, investment, partners, agriculture, laws, government, suppliers, product, market research and opportunities

China  Travel  Index:  tourist  guide
URL:  http://www.index-china-travel.com/
      ----------------------------------
Description: Provide tourist information, packages, flight and hotel booking, visa, currency, health, food, weather forecast. Virtual tour with many pictures of tourist attractions and major cities


China  Food  Index:  picture  and  recipe
URL:  http://www.index-china-food.com/
      --------------------------------
Description: Provide information on Chinese food and tea culture, fish, meat, vegetation, picture and recipe for various Northern, Southern, Sichuan dishes and dumplings.


2.     The  Price

Third party evaluator hired by Tagalder will set the total purchase price. Both parties will negotiate the final price according to the evaluation report.

3.     The  Management

Lam  agrees  to  provide  two  years  free  maintenance  for  these  web  sites.


4.     New  Development

Lam  will  charge  for  any  new  development  work  if  required  by  Tagalder.

5.     Payment

Both parties agree that Tagalder will issue common shares at C$0.01 per share to pay for the purchase of these web sites.

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6.     Official  Approval

This Memorandum of Understanding is conditional upon the following official approval:

Tagalder's  Board
Ontario  Regulatory
Tagalder's  Shareholders


7.     The  Memorandum  of  Understanding  is  signed  on  July  6,  2000  by:

Signed  by  Ming-Fung Lam                             signed by Roger Lam
____________________                                  ____________________
MR  MING-FENG  LAM                                    TAGALDER  INCORPORATED

DATE:  JULY  6,  2000                                 DATE:  JULY  6,  2000


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